Exhibit 99.1

Vision-Sciences, Inc. Announces $5.0 Million in Revenue for the First Half of Fiscal 2011

ORANGEBURG, N.Y., November 10, 2010 – Vision-Sciences, Inc. (Nasdaq:VSCI) today announced results for its second quarter and first half of fiscal 2011, ended September 30, 2010. For the second quarter of fiscal 2011, net sales were $2.3 million, a decrease of $0.6 million, or 20%, from the second quarter of fiscal 2010, ended September 30, 2009, primarily due to lower sales of ENT (“ear, nose and throat”) fiberscopes to Medtronic, which, effective April 1, 2010, no longer served as our distributor of ENT endoscopes. Pro forma for the exclusion of sales to Medtronic, net sales for the second quarter of fiscal 2011 represented an increase of $0.9 million, or 58%, from the second quarter of fiscal 2010.

For the first half of fiscal 2011, net sales were $5.0 million, a decrease of $1.3 million, or 20%, over the first half of fiscal 2010. Pro forma for the exclusion of sales to Medtronic, net sales for the first half of fiscal 2011 represented an increase of $1.6 million, or 46%, over the first half of fiscal 2010.

Loss from operations in the second quarter of fiscal 2011 was $2.9 million compared to $3.1 million in the second quarter of fiscal 2010, a decrease of $0.2 million. Loss from operations in the first half of fiscal 2011 was $5.3 million compared to $5.6 million in the second quarter of fiscal 2010, a decrease of $0.3 million.

Warren Bielke, our interim Chief Executive Officer, stated “We are pleased with our second quarter and first six month results for fiscal 2011 relative to the same periods in fiscal 2010, pro forma for the exclusion of Medtronic. Sales growth of 58% for our second quarter and 46% for our first half reflect our success with driving top-line revenue growth and improving our margins without the benefit of the Medtronic distribution agreement, which ended April 1, 2010. We are making substantial progress selling our endoscopes to teaching hospitals and academic institutions.”

Mr. Bielke continued, “We are also very excited about our urology supply agreement with Stryker, which we announced September 22nd, covering our fiber and video cystoscopes, urology EndoSheath technology, and ureteroscopes. We expect the supply agreement to launch in the first quarter of calendar 2011. We believe this agreement will substantially drive our urology sales and allow us to focus on increasing sales of our airway-related products, including our bronchoscopes, trans-nasal esophagoscopes, and related EndoSheath technology and ENT endoscopes. We will also focus development on our spine video endoscopes, which will be used to give direct visualization to surgeons during minimally invasive procedures, which the healthcare market is rapidly moving toward.”

Abbreviated results (in thousands, except for per share data and percentages) for the second quarter and first half of fiscal 2011 and 2010 were as follows:

	Three Months Ended				Six Months Ended
	September 30,				September 30,
	2010	2009	Difference	%	2010	2009	Difference	%
Net sales	$2,325	$2,889	$(564)	-20%	$4,957	$6,207	$(1,250)	-20%
Net sales, excluding Medtronic (1)	2,325	1,475	850	58%	4,957	3,400	1,557	46%
Loss from operations	(2,886)	(3,139)	(253)	-8%	(5,273)	(5,619)	(346)	-6%
Net loss	(3,014)	(3,170)	(156)	-5%	(5,483)	(5,638)	(155)	-3%
Net loss per share - basic and diluted	$(0.08)	$(0.09)	$(0.01)	-11%	$(0.15)	$(0.15)	$-	0%

(1) See attached reconciliation of GAAP to non-GAAP financial measures for additional information.

Please refer to the attached balance sheet and statement of operations for more detail.

The decrease in operating loss of $0.3 million in the second quarter of fiscal 2011 was primarily attributable to a higher gross profit of $0.2 million. The decrease in operating loss of $0.3 million in the first half of fiscal 2011 was primarily attributable to lower research and development (“R&D”) expenses of $0.4 million.

Net loss for the second quarter of fiscal 2011 was $3.0 million, or $0.08 per basic and diluted share, compared to $3.2 million, or $0.09 per basic and diluted share, in the second quarter of fiscal 2010. The decrease in net loss of $0.2 million was primarily attributable to a higher gross profit of $0.2 million. Net loss for the first half of fiscal 2011 was $5.5 million, or $0.15 per basic and diluted share, compared to $5.6 million, or $0.15 per basic and diluted share, in the first half of fiscal 2010. The decrease in net loss of $0.1 million was primarily attributable to lower R&D expenses of $0.4 million.

Medical sales decreased 23% to $1.7 million in the second quarter of fiscal 2011 from $2.2 million in the second quarter of fiscal 2010, and industrial sales decreased 6% to $0.6 million compared to the same period last year.  Within medical sales:

•	ENT and TNE (trans-nasal esophagoscopy) sales decreased 41% to $0.6 million from $1.0 million;
•	Urology sales increased 34% to $0.7 million from $0.5 million;
•	Bronchoscopy sales decreased 60% to $54 thousand from $136 thousand;
•	SpineView sales were $74 thousand; and
•	Repairs, peripherals, and accessories sales decreased 48% to $0.3 million from $0.6 million.

Medical sales decreased 21% to $3.8 million in the first half of fiscal 2011 from $4.9 million in the first half of fiscal 2010, and industrial sales decreased 18% to $1.1 million from $1.4 million for the same period.  Within medical sales:

•	ENT and TNE (trans-nasal esophagoscopy) sales decreased 53% to $1.0 million from $2.2 million;
•	Urology sales increased 31% to $1.6 million from $1.3 million;
•	Bronchoscopy sales increased 42% to $0.5 million from $0.3 million;
•	SpineView sales were $74 thousand; and
•	Repairs, peripherals, and accessories sales decreased 41% to $0.6 million from $1.1 million.

Net sales detail (in thousands, except for percentages) for the second quarter and first half of fiscal 2011 and 2010 were as follows:

	Three Months Ended				Six Months Ended
	September 30,				September 30,
Market/Category	2010	2009	Difference	%	2010	2009	Difference	%
ENT and TNE	$590	$1,007	$(417)	-41%	$1,024	$2,194	$(1,170)	-53%
Urology	699	520	179	34%	1,644	1,258	386	31%
Bronchoscopy	54	136	(82)	-60%	471	332	139	42%
SpineView	74	-	74	n/m *	74	-	74	n/m *
Repairs, peripherals, and accessories	304	585	(281)	-48%	627	1,069	(442)	-41%
Total medical sales	1,721	2,248	(527)	-23%	3,840	4,853	(1,013)	-21%
Total industrial sales	604	641	(37)	-6%	1,117	1,354	(237)	-18%
Net sales	$2,325	$2,889	$(564)	-20%	$4,957	$6,207	$(1,250)	-20%
______________
* Not meaningful

With respect to ENT and TNE, our net sales decrease in the second quarter and first half of fiscal 2011 was primarily due to lower sales of our ENT fiberscopes to Medtronic of approximately $0.5 million and $1.2 million, respectively. As announced on February 11, 2010, Medtronic no longer serves as the distributor for our ENT endoscopes effective April 1, 2010. Within the ENT area, we manufacture ENT endoscopes and, for the past three years, had sold these scopes exclusively to Medtronic. Since April 1, 2010, we have sold our ENT endoscopes through our direct sales force in the U.S. and through distributors internationally.

Conference Call

Vision-Sciences will host a conference call to discuss the second quarter and first half of fiscal 2011 results and provide an update on the company on November 11, 2010 at 8:30 am EST. The dial-in number for the call is 877.303.1595. Please dial in five minutes prior to the call to register. A recording of the call will be available through November 18, 2010. The replay dial-in is 706.645.9291. The replay pass code is 23897870. The call may also be accessed via a live audio webcast available in the investor relations section of Vision-Sciences website at www.visionsciences.com. The audio webcast of the call will be archived and available for replay through the website.

Non-GAAP Financial Measures

To supplement Vision-Sciences' condensed consolidated financial statements presented in accordance with GAAP, Vision-Sciences provides certain non-GAAP measures of financial performance, specifically non-GAAP sales, excluding sales to Medtronic.

Vision-Sciences' reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, nor superior to, GAAP results.  These non-GAAP measures are provided to enhance investors' overall understanding of Vision-Sciences' current financial performance and to provide further information for comparative purposes due to the discontinuance of our distribution relationship with Medtronic.

Specifically, the Company believes the non-GAAP sales provide useful information to both management and investors by isolating sales from continuing major relationships.  Reconciliation to the most directly comparable GAAP measure of all non-GAAP measures is included in this press release.

Forward Looking Statements

Except for the historical information provided, the matters discussed in this release include forward-looking statements for the purposes of the safe harbor protections under The Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as Vision-Sciences or its management “believes,” “expects,” “allows,” “anticipates,” or other words or phrases of similar import.  Similarly, statements in this release that describe our business strategy, outlook, objectives, plans, intentions, or goals are also forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those in forward-looking statements.  Other risk factors are detailed in our most recent annual report and other filings with the Securities and Exchange Commission. We do not assume any obligation to update any forward-looking statements as a result of new information or future events or developments.

Vision-Sciences, Inc. designs, develops, manufactures and markets unique flexible endoscopic products utilizing sterile disposable sheaths, the Slide-On® EndoSheath® Technology, which provide the users quick, efficient product turnover while ensuring the patient a contaminant-free product.

Vision-Sciences owns the registered trademarks Vision Sciences®, Slide-On®, EndoSheath® and The Vision System®.  Information about Vision-Sciences' products is available at www.visionsciences.com.

CONTACT:	Vision-Sciences, Inc.
Katherine Wolf, CFO & EVP, Corporate Development
(845) 365-0600

VISION-SCIENCES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(unaudited)

	Three Months Ended				Six Months Ended
	September 30,				September 30,
Non-GAAP Financial Measures and Reconciliation	2010	2009	Difference	%	2010	2009	Difference	%
GAAP net sales	$2,325	$2,889	$(564)	-20%	$4,957	$6,207	$(1,250)	-20%
Less: Net sales to Medtronic	-	(1,414)	(1,414)	-100%	-	(2,807)	(2,807)	-100%
Non-GAAP net sales	$2,325	$1,475	$850	58%	$4,957	$3,400	$1,557	46%

VISION-SCIENCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	September 30,	March 31,
	2010	2010
ASSETS	(unaudited)	(audited)
Current assets:
Cash and cash equivalents	$4,480	$2,540
Short-term investments	-	447
Accounts receivable, net of allowance for doubtful accounts of $115
and $347, respectively	1,591	1,147
Inventories, net	4,635	4,175
Prepaid expenses and other current assets	222	886
Total current assets	10,928	9,195

Property and equipment, at cost:
Machinery and equipment	4,090	3,584
Furniture and fixtures	226	225
Leasehold improvements	359	357
	4,675	4,166
Less—accumulated depreciation and amortization	2,609	2,237
Total property and equipment, net	2,066	1,929
Other assets, net of accumulated amortization of $87 and $84,
respectively	76	79
Deferred debt cost, net of accumulated amortization of $94
and $31, respectively	320	296
Total assets	$13,390	$11,499

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Capital lease obligations	$39	$55
Accounts payable	1,658	867
Accrued expenses	713	984
Accrued compensation	1,085	1,107
Advances from customers	3,777	-
Total current liabilities	7,272	3,013
Line of credit—related party	4,500	2,500
Capital lease obligations, net of current portion	41	61
Total liabilities	11,813	5,574

Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value—
Authorized—5,000 shares
issued and outstanding—none	-	-
Common stock, $0.01 par value—
Authorized—50,000 shares
issued and outstanding—37,709 shares and 36,856 shares,
respectively	377	369
Additional paid-in capital	83,095	81,968
Accumulated deficit	(81,895)	(76,412)
Total stockholders’ equity	1,577	5,925
Total liabilities and stockholders’ equity	$13,390	$11,499

VISION-SCIENCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Net sales	$2,325	$2,889	$4,957	$6,207
Cost of sales	1,684	2,424	3,627	4,954
Gross profit	641	465	1,330	1,253

Selling, general, and administrative expenses	2,795	2,707	5,273	5,189
Research and development expenses	732	897	1,330	1,683
Loss from operations	(2,886)	(3,139)	(5,273)	(5,619)

Interest income	1	21	3	71
Interest expense	(90)	(46)	(145)	(46)
Debt cost expense	(36)	-	(63)	-
Other, net	(1)	-	-	(28)
Loss before provision for income taxes	(3,012)	(3,164)	(5,478)	(5,622)
Income tax provision	2	6	5	16
Net loss	$(3,014)	$(3,170)	$(5,483)	$(5,638)

Net loss per common share - basic and diluted	$(0.08)	$(0.09)	$(0.15)	$(0.15)

Shares used in computing net loss
per common share	36,901	36,854	36,879	36,851